As filed with the Securities and Exchange Commission on March 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENENTA SCIENCE S.P.A.

(Exact name of Registrant as specified in its charter)

Republic of Italy	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Pierluigi Paracchi
Chief Executive Officer
Via Olgettina No. 58
20132 Milan, Italy
Tel: +39-02-2643-4681

(Address, including zip code, and telephone number of principal executive offices)

2021 – 2025 Stock Option Plan

(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
Tel: +1.800.221.0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Per B. Chilstrom, Esq.

Fenwick & West LLP

902 Broadway

New York, New York 10010

(212) 430-2600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the registration of ordinary shares with no par value per share of Genenta Science S.p.A. (the “Registrant”) issuable under the Registrant’s 2021 – 2025 Stock Option Plan (the “Plan”). The ordinary shares may be represented by American depositary shares (“ADSs”), each representing one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-261223).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Plan as required by Rule 428(b)(1) under the Securities Act, and such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2023 filed with the Commission on March 29, 2024; and

●	the descriptions of the Registrant’s ordinary shares and ADSs contained in Exhibit 2.4 to its Annual Report on Form 20-F for the year ended December 31, 2021 filed by the Registrant with the Commission on March May 2, 2022, including any amendment or report filed to update such description and any subsequent amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that, unless expressly incorporated by reference, any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Italian law requires directors and members of any committee designated by the board of directors to perform their duties with the degree of diligence required by the nature of their office and according to their specific level of competence. Liability should never arise from business judgments under the circumstances, even if the decisions made entail significant economic risks, but be attributable only to lack of diligence by the director in appreciating in advance the risk involved in the transaction to be undertaken, and therefore, the omission of possible precautions, assessments or the lack of information normally required for a decision of that type, taken under those circumstances and in that manner. Directors are liable to the company’s creditors when their improper management conduct impairs the company’s assets and prevents the company from satisfying creditors’ claims. If the company cannot repay its creditors, and a court determines that the directors did not adequately perform their duties relating to the preservation of assets, the court may find directors liable.

In order to provide enhanced liability protection for its directors and to attract and retain highly qualified individuals to act as directors, the Registrant’s board of directors has agreed to indemnify each current and future member of the board of directors to the maximum extent permitted by law, save for a limited number of instances, including when (i) officers and directors’ acts or omissions constituted willful misconduct or gross negligence, (ii) officers and directors did not act in good faith, for a purpose which they reasonably believed to be in, or not opposed to, the best interests of the Registrant and (iii) officers and directors are held liable towards the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Deed of Incorporation of Genenta Science S.p.A. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260923))

3.2	Amended and Restated Bylaws of Genenta Science S.p.A. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2022)

4.1	Deposit Agreement dated December 17, 2021 between the Registrant and The Bank of New York Mellon, as depositary (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260923))

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)

5.1*	Opinion of Giovanelli and Associates, Italian counsel to the Registrant

10.1	Genenta Science S.p.A. 2021 – 2025 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260923))

23.1*	Consent of Dannible & McKee, LLP.

23.2*	Consent of Giovanelli and Associates (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milan, Italy on the 29th day of March, 2024.

GENENTA SCIENCE S.P.A.

By:	/s/ Pierluigi Paracchi
Name:	Pierluigi Paracchi
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pierluigi Paracchi and Richard Slansky, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

	Signatures	Title	Date

By:	/s/ Pierluigi Paracchi	Chief Executive Officer	March 29, 2024
	Pierluigi Paracchi	(Principal Executive Officer)

By:	/s/ Richard B. Slansky	Chief Financial Officer	March 29, 2024
	Richard B. Slansky	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Mark Sirgo	Chairman of the Board and Director	March 29, 2024
Mark Sirgo

By:	/s/ Roger Abravanel	Director	March 29, 2024
Roger Abravanel

By:	/s/ Guido Guidi	Director	March 29, 2024
Guido Guidi

By:	/s/ Anthony Marucci	Director	March 29, 2024
Anthony Marucci

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, Cogency Global Inc., the duly authorized representative in the United States of Genenta Science S.p.A., has signed this Registration Statement on March 29, 2024.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.